ITEM 77L Change in Accounting Principles and Practices

As required, effective June 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for Federated Intermediate Municipal Trust, which were materially impacted by this change.